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As filed with the Securities and Exchange Commission on January 27, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SABRE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2662240 (I.R.S. Employer Identification Number)
3150 Sabre Drive Southlake, Texas (Address of Principal Executive Offices)	76092 (Zip Code)
2003 DIRECTORS DEFERRED COMPENSATION AND DEFERRED STOCK UNIT PLAN (Full title of the plan)
James F. Brashear Corporate Secretary Sabre Holdings Corporation 3150 Sabre Drive Southlake, Texas 76092 (Name and address of agent for service)
682-605-1000 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

2003 Directors Deferred Compensation and Deferred Stock Unit Plan Obligations(2)	$4,300,000	100%	$4,300,000	$395.60

Deferred Stock Units(3)	150,000	$19.81(4)	$2,971,500	$273.38

Total			$7,271,500	$668.98

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)
The 2003 Directors Deferred Compensation and Deferred Stock Unit Plan Obligations are unsecured obligations of Sabre Holdings Corporation to pay deferred compensation in the future in accordance with the terms of the 2003 Directors Deferred Compensation and Deferred Stock Unit Plan.

(3)
Pursuant to Rule 416(a), this also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(4)
Calculated pursuant to Rule 457(c) based upon the average of the high and low prices of Sabre Holdings Corporation's Class A common stock, par value $.01, on the New York Stock Exchange on January 17, 2003, which was $19.81.

INTRODUCTION STATEMENT

        This Registration Statement on Form S-8 is filed by Sabre Holdings Corporation, a Delaware corporation (the "Registrant"), relating to (i) $4,300,000 of unsecured obligations of the Registrant to pay deferred compensation in the future (the "Obligations") in accordance with the terms of the 2003 Directors Deferred Compensation and Deferred Stock Unit Plan (the "Plan"), and (ii) 150,000 deferred stock units ("DSUs") which are also unsecured obligations of the Registrant to pay deferred compensation, and which are valued based on the Registrant's Class A common stock, par value $.01 per share ("Stock").

PART I

        The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed by the Registrant are incorporated by reference, as of their respective dates, in this Registration Statement:

  •
  Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission (the "Commission") on February 28, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 15, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission on August 14, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Commission on November 14, 2002;

  •
  Current Report on Form 8-K dated March 19, 2002, filed with the Commission on March 26, 2002;

  •
  Current Report on Form 8-K dated April 4, 2002, filed with the Commission on April 8, 2002;

  •
  Current Report on Form 8-K dated April 11, 2002, filed with the Commission on April 22, 2002;

  •
  Current Report on Form 8-K dated December 6, 2002, filed with the Commission on December 9, 2002; and

  •
  Current Report on Form 8-K dated December 13, 2002, filed with the Commission on December 23, 2002.

        In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Up to $4,300,000 of Plan Obligations and 150,000 DSUs are being registered under this Registration Statement, both of which are to be offered to certain eligible non-employee directors of the Registrant pursuant to the Plan. The Obligations and the DSUs are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrant, and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time. The value of the DSUs are based on the value of Registrant's Stock.

  Deferred Stock Units

        DSUs may be granted to certain non-employee directors as determined by an administrative committee of two or more non-employee directors (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934) of the Registrant's board of directors selected to administer the plan (the "Committee"). The value of a DSU and the earnings (or losses) credited thereon will be based on the Registrant's Stock. Unless otherwise provided by the Committee at the time of grant, (i) the value of one DSU will equal the value of one share of Stock, (ii) the recipient will be fully vested in the award, and (iii) the recipient will be entitled to receive currently, or on a deferred basis, dividends or dividend equivalents with respect to the DSUs, which shall be reinvested into additional DSUs as described in the Plan. When a DSU recipient's service on the Registrant's board of directors ends for any reason, the DSUs will be distributed to the non-employee director (or his or her beneficiaries in the case of death) in cash based on the fair market value of the Registrant's Stock on the last day of the month immediately following the month in which the non-employee director's board service ended.

        If there is a change in the Registrant's control (or a potential change in control, as defined in the Plan) all of the outstanding awards will either (i) be continued, (ii) be converted to an equivalent award of any successor entity if continuation is not possible, or (iii) if continuation or conversion is not possible, the awards will, to the extent not already fully vested, vest, the applicable restrictions and deferral limitations will lapse, and all of the outstanding awards will be cashed out based generally on the highest price of the Registrant's Stock within the 60-day period preceding the change in control (or potential change in control).

  Deferred Director's Compensation

        Obligations will consist of dollar amounts equal to each non-employee director's Plan account, which will be credited with the director's compensation each non-employee director elects to defer in accordance with the terms of the Plan. A non-employee director may defer up to 100% of his or her director's compensation for the year, except that the deferral election cannot reduce the non-employee director's non-deferred compensation below the amount that is required for elective or required withholding purposes. A non-employee director's deferrals will be credited with earnings (or losses) based on the deemed investment, as selected by each non-employee director pursuant to the Plan, of such amounts into either (i) an interest bearing investment option, or (ii) an investment option the value of which is based on the Registrant's Stock. Each non-employee director who defers compensation under the Plan will be vested at all times in such amounts and the earnings (or losses) credited thereon.

        The balance credited to a non-employee director's Plan account shall be paid in cash at either (i) a future year specified by the non-employee director while he or she is still serving on the Registrant's board or directors, or (ii) upon the non-employee director's termination of board service, death or disability. Distributions will usually be made in single lump sum cash payments within 15 days of the distribution date selected by the non-employee director, or the date his or her board service ends if earlier. If at least $25,000 is to be distributed to the non-employee director, he or she may elect to receive the distribution in annual installment payments over a period of two to ten years. With the consent of the Committee, a participant may receive all or a portion of his or her account while the participant is still employed upon paying a 10% penalty, or, with no penalty, on account of severe financial hardship.

        A participant's Obligations and/or the DSUs cannot be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the participant, and pass only to a survivor beneficiary under the terms of the Plan, or pursuant to a valid court order.

        The Obligations and DSUs are not subject to redemption, in whole or in part, prior to the payout to the participant. However, the Registrant reserves the right to amend or terminate the Plan at any time, and, except as provided in the Plan, no such amendment or termination shall adversely affect a participant's right to Obligations in the amount of the participant's vested Plan account as of the date of such amendment or termination without the participant's consent.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify directors and officers and certain other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved because such person is a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. No indemnification shall be made to an officer or director or other qualified individual if such person shall have been adjudged to be liable to the corporation unless such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interest of the corporation and only to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought, determines that despite the adjudication of liability such person is fairly and reasonably entitled to such indemnification. If such person is successful on the merits or otherwise in defense of any action, then Section 145 provides that such person shall be indemnified against expenses including attorneys' fees actually and reasonably incurred by that person in connection therewith. Section 102(b)(7) of the DGCL provides that the liability of a director may not be limited or eliminated for the breach of such director's duty of loyalty to the corporation or its stockholders, for such director's intentional acts or omissions not in good faith, for such director's concurrence in or vote for an unlawful payment of a dividend or unlawful stock purchase or redemption or for any improper personal benefit derived by the director from any transaction.

        The Bylaws of the Registrant provide that the Registrant will indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Registrant as a director or officer of the Registrant, or is or was serving or has agreed to serve at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The Registrant's Bylaws further provide that the Registrant may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Registrant, or is or was serving or has agreed to serve at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

        The indemnification referred to in the preceding paragraph will be from and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. However, such indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the preceding two sentences, in the case of an action or suit by or in the right of the Registrant to procure a judgment in its favor (a) the indemnification referred to in this paragraph will be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (b) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the Registrant unless, and only to the extent that, the Delaware Court of Chancery (or the court in which such action or suit was brought) determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery (or such other court) deems proper. To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the Registrant. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Registrant's Board of Directors deems appropriate.

        The indemnification described in the preceding two paragraphs will not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw of the Registrant, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person. The Registrant will purchase and maintain insurance on behalf of an person who is or was or has agreed to serve at the request of the Registrant as a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against, and incurred by, him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of the Registrant's Bylaws; provided, however, such insurance must be available on acceptable terms, which determination shall be made by a vote of a majority of the Registrant's Board of Directors.

Item 7. Exemptions from Registration Claimed

        Not applicable.

Item 8. Exhibits

EXHIBIT NUMBER		EXHIBIT
4.1	—	2003 Directors Deferred Compensation and Deferred Stock Unit Plan
5.1	—	Opinion of Gibson, Dunn & Crutcher LLP
23.1	—	Consent of Gibson, Dunn & Crutcher LLP (Contained in Exhibit 5.1)
23.2	—	Consent of Ernst & Young LLP
24.1	—	Powers of Attorney (contained on signature page hereto)

Item 9. Undertakings

        A.    The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Southlake, Texas, on 27th day of January, 2003.

SABRE HOLDINGS CORPORATION
By:
/s/ JAMES F. BRASHEAR James F. Brashear Corporate Secretary

S-1

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David A. Schwarte and James F. Brashear, and each of them severally, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. HANNIGAN William J. Hannigan	Chairman of the Board and Chief Executive Officer and Director	January 27, 2003
/s/ ROYCE S. CALDWELL Royce S. Caldwell	Director	January 27, 2003
/s/ PAUL C. ELY, JR. Paul C. Ely, Jr.	Director	January 27, 2003
/s/ RICHARD G. LINDNER Richard G. Lindner	Director	January 27, 2003
Glenn W. Marschel, Jr.	Director	January 27, 2003
Bob L. Martin	Director	January 27, 2003
/s/ PAMELA B. STROBEL Pamela B. Strobel	Director	January 27, 2003
/s/ MARY ALICE TAYLOR Mary Alice Taylor	Director	January 27, 2003
/s/ RICHARD L. THOMAS Richard L. Thomas	Director	January 27, 2003

S-2

EXHIBIT INDEX

EXHIBIT NUMBER		EXHIBIT
4.1	—	2003 Directors Deferred Compensation and Deferred Stock Unit Plan
5.1	—	Opinion of Gibson, Dunn & Crutcher LLP
23.1	—	Consent of Gibson, Dunn & Crutcher LLP (Contained in Exhibit 5.1)
23.2	—	Consent of Ernst & Young LLP

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INTRODUCTION STATEMENT
PART I
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemptions from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES AND POWERS OF ATTORNEY
EXHIBIT INDEX